Exhibit 10.3 - Lead Generation Agreement

Fulfillment Central Publishing, Inc PO Box 909

Braselton, GA 30517

678-633-3737 x2 Office

678-866-2353 Fax

4/25/2011

Lead Generation Agreement

This agreement between OwnerWiz Realty, Inc. (referred to as "OWR") located at 935 Hwy 124 Ste 215 Braselton, Ga. 30517, and Fulfillment Central Publishing (referred to as "FCP"), located at PO Box 909 Braselton, Ga. 30517.

GENERAL AGREEMENT FOR SERVICES:

1.   DESCRIPTION OF SERVICES. FCP will provide rent-to-own leads for sale to be purchased by OWR.

2.   PAYMENT FOR SERVICES: Within ten (10) business days of the receipt of leads, OWR will pay FCP the sum of $1,000.00 per month.

3.   MINIMUM PURCHASE COMMITTMENT: FCP agrees to provide a minimum of one hundred (100) leads per month to OWR.

4.   WORK PRODUCT OWNERSHIP: As a copyright work, further ideas, discoveries, inventions, patents, products, or other information developed in whole or in part by will be the exclusive property of the originating entity.

5.   TERM: The term of this agreement will begin on 5-1-11 and will remain in effect for one year unless one or both companies give a 30 day written termination letter. This agreement will remain in effect until that date. Any and all payments/commissions due up until the termination date will be paid as scheduled.

6.   CONFIDENTIALITY: OWR and FCP and its employees, sub-agents, or representatives will not at any time or in any manner, either directly or indirectly, or divulge, disclose, or communicate in any manner, any information that is proprietary to the either Company and that all employees, subagents and representatives and will protect such information and treat it as strictly confidential. This provision will continue to be effective after the termination of this agreement.

7.   INDEMNIFICATION: OWR agrees to indemnify and hold FCP harmless for all claims, losses, and expenses, fees including attorney fees, costs, and judgments that may be asserted against OWR.

8.     INDEMNIFICATION: FCP agrees to indemnify and hold the OWR harmless for all claims, losses, and expenses, fees including attorney fees, costs, and judgments that may be asserted against FCP.

9.     REMEDIES: In addition to any and all other rights a party may have available according to law, if a party defaults by failing to substantially perform any provision, term or condition of the agreement (including without limitation the failure to make a monetary payment when due), the other party may terminate the agreement by providing written notice to the defaulting party. This notice shall describe with sufficient detail the nature of the default. The party receiving such notice shall have 30 days from the effective date of such notice to cure the defaults(s). Unless waived by a party providing notice, the failure to cure the default(s) within such time period shall result in the automatic termination of this agreement.

10.  ENTIRE AGREEMENT: This agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written concerning the subject matter of the agreement. This agreement supersedes any prior written or oral agreements between the parties.

11.  SEVERABILITY: If any provision of this agreement will be held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this agreement is invalid or unenforceable, but that by limiting such provisions it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited.

12.  AMENDMENT: This agreement may be modified or amended in writing, if the writing is signed by both parties under the amendment.

13.  GOVERNING LAW: This agreement shall be construed in accordance with the laws of the state of Georgia.

14.  NOTICE: Any notice or communication required or permitted under this agreement shall be sufficiently given if delivered in person or by certified mail, return receipt requested to the address set forth in the open paragraph or to such other address as one party may have furnished to the other in writing.

15.  ASSIGNMENT: Neither party may assign or transfer this agreement without the prior written consent of the non assigning party, which approval shall not be unreasonably withheld.

OwnerWiz Realty, Inc.

Adam Aired, CEO

/s/ Adam Alred, CEO Date: 4/25/11

Fulfillment Central Publishing, Inc.

Brittany Chastain, Coordinator

/s/ Brittany Chastain Date: 4/25/11